EMPLOYMENT AND RETENTION AGREEMENT

        THE EMPLOYMENT AND RETENTION AGREEMENT (the "Agreement") is made and entered into as of January 1, 1999, by and between COLLINS & AIKMAN CORPORATION, a Delaware corporation (the "Company"), and J. MICHAEL STEPP ("Employee").

                                   WITNESSETH

        WHEREAS, Employee is currently employed by the Company; and

        WHEREAS the Company wishes to retain Employee's services by providing Employee with the benefits set forth in this Agreement.

        NOW, THEREFORE, in consideration of the Employee's continued employment and the mutual agreements contained herein, the parties agree as follows:

        1. Term of Employment. The Company hereby agrees to continue to employ Employee, and Employee hereby accepts employment, for a period commencing on the date hereof and ending December 31, 1999, subject to the terms and conditions of this Agreement.

        2. Position of Employment. During the term of Employee's employment hereunder, Employee shall be employed in the position of Executive Vice President and Chief Financial Officer or Executive Vice President responsible for the reorganization of the Company and the consolidation of its divisions. Employee shall perform such services for the Company and its subsidiaries as may be assigned to him from time to time by (i) the Chief Executive Officer of the Company (the "CEO") (ii) the Board of Directors of the Company or (iii) by the Co-Chairmen. Employee shall devote his full time and attention to the affairs of the Company and its subsidiaries and his duties in such positions. Employee's compensation under this Agreement shall be compensation for Employee's services to the Company and its subsidiaries in all such positions and, except as expressly provided herein, Employee shall not be entitled to any salary, bonus, benefit or other compensation as a result of his services to the Company and its subsidiaries.

3.      Compensation and Benefits.

        3.1 Base Salary. The Company shall pay Employee a base salary at an annual rate of not less than $300,000 during the term of his employment hereunder. Such amount shall be reviewed on a periodic basis by CEO and the Board of Directors of the Company or an appropriate committee thereof (the Company's Board of Directors or such committee being referred to herein as the "Compensation Board"). During the term of Employee's employment hereunder the Company may not decrease Employee's base salary below the amount set forth in this Section 3.1.

        3.2    Bonus Plans.

        (a) During the term of Employee's employment hereunder, Employee shall be eligible to participate in the Company's annual Executive Incentive Compensation Plan (the "EIC Plan") in accordance with the applicable provisions of the EIC Plan. The standard bonus for Employee under the EIC Plan shall not be less than fifty percent of Employee's base salary.

        (b) For the 1999 fiscal year of the Company only, the Company shall pay a one-time Transition Bonus to Employee. The amount of the Transition Bonus paid shall depend upon the achievement of targets related to the Company's transition plan. The standard amount of the Transition Bonus shall be one hundred percent of Employee's base salary.

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

        (c) Notwithstanding anything to the contrary contained herein or in the EIC Plan, (i) Employee shall not be entitled to receive any cash bonus in respect of any fiscal year if Employee's employment with the Company is voluntarily terminated by Employee or if the Company terminates Employee's employment with the Company for Cause (as defined in Section 5.2(d)), in either event, prior to the last day of such fiscal year and (ii) if Employee is employed hereunder for less than the whole of any fiscal year for any reason other than a voluntary termination by Employee or a termination for Cause by the Company, Employee shall be entitled to receive, in lieu of any bonus under Sections 3.2(a) and 3.2(b) for such year, a pro rata portion (based on the number of months of such fiscal year during which Employee was actually employed hereunder over 12) of any such bonus.

        3.3    Equity Plans.

        (a) During the term of Employee's employment hereunder, Employee shall be eligible to participate in and receive awards under the Collins & Aikman Corporation Stock Option Plan and any other incentive equity compensation plan(s) that might be adopted by the Company at a level and pursuant to such terms and conditions as shall be determined by the Board of Directors of the Company or its delegate, it its sole discretion.

        (b) Upon the execution of this Agreement by Employee, subject to Section 18, Employee shall be granted an option to purchase 50,000 shares of the common stock of the Company. The exercise price shall be the fair market value of the common stock of the Company on the date this Agreement is executed by Employee. The option shall become exercisable in full on December 31, 1999; provided, however that if the employment of Employee is terminated in a manner so as to entitle Employee to benefits under Section 5.2(b), the option shall become immediately exercisable in full. The grant of the option shall be made pursuant to, and subject to the terms, conditions and restrictions set forth in, the Collins & Aikman Corporation Stock Option Plan. The definitive terms of the grant of the option shall be set forth in a written agreement no later than ten business days after the date this Agreement is executed by Employee.

        3.4 Other Benefits. Employee shall be eligible to participate during his period of employment hereunder in all employee benefit programs of the Company from time to time generally in effect for executive officers of the Company, which currently include pension and other retirement plans, a profit sharing plan, group life insurance, medical/dental insurance, sick leave, holidays and long-term disability; provided, however, that the provisions of (i) Section 3.2(a) shall apply in lieu of any bonus plan of the Company or any of its subsidiaries and (ii) Section 5 shall apply in lieu of any severance policy of the Company or any of its subsidiaries. During the term of Employee's employment hereunder, the Company shall not decrease the benefits available to Employee pursuant to this Section 3.4 unless such reduction in the level of benefits is generally applicable to senior executives of the Company.

        3.5 Withholding. Employee agrees that the Company may deduct and withhold from compensation payments the amounts the Company in good faith believes are required to be deducted and withheld under the provisions of any statute, law, regulation or ordinance heretofore or hereafter enacted.

        4. Business Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by him in connection with the conduct of business for the Company and its subsidiaries, including, without limitation, all reasonable travel expenses incurred by Employee in connection with any travel by Employee on business trips. Employee shall furnish receipts for such expenses in accordance with the Company's policies.

        5.     Termination of Employment.

        5.1 Voluntary Termination. Employee may terminate his employment with the Company at any time. In the event Employee terminates such employment voluntarily, upon such termination the Company shall pay Employee his unpaid base salary under Section 3.1 accrued to the date on which his employment terminates (the "Termination Date") and any unpaid cash bonus for the prior fiscal year that Employee may be entitled to receive pursuant to Section 3.2(a) or Section 3.2(b), and no other salary, bonus, benefits or other compensation other than accrued and vested benefits under employee benefit plans sponsored by the Company.

        5.2    Involuntary Termination.

         (a) Employee's employment with the Company shall automatically terminate upon Employee's death or, unless the Board of Directors of the Company in its sole discretion shall otherwise elect, Employee's physical or mental disability for any consecutive six-month period (measured from the first date on which Employee is absent from work due to such disability to the same date in the sixth succeeding calendar month, or, if there is no such date or such date is not a business day, the next succeeding business day) or for shorter periods aggregating six months in any twelve month period. In the event Employee's employment with the Company is terminated due to Employee's death or physical or mental disability, the Company shall pay to Employee or, if applicable, his estate or legal representative (i) his unpaid base salary under Section 3.1 accrued to the Termination Date plus (ii) an amount equal to one year's base salary plus (iii) any unpaid cash bonus for the prior fiscal year or the current fiscal year that Employee may be entitled to receive pursuant to Section 3.2, and no other salary, bonus, benefits or other compensation. The amount due to Employee pursuant to this paragraph (a) shall be paid, at the sole election of Employee or, if applicable, his estate or legal representative, at the time of termination, either in a lump sum or in a reasonable number of equal annual installments to be specified by Employee or, if applicable, Employee's estate or legal representative at the Termination Date.

         (b) Unless the employment of Employee has been previously terminated under Section 5.1, 5.2(a) or 5.2(c), on the earlier of (i) December 31, 1999;
(ii) the involuntary termination of Employee's employment with the Company by the Company for any reason other than Employee's death or disability or termination for Cause; (iii) the violation by the Company of Section 3.1 or 3.4 by reducing Employee's base salary or by materially reducing Employee's level of benefits (unless such reduction in the level of benefits is generally applicable to senior executives of the Company); (iv) the suffering by Employee, without Employee's consent, of a significant change that is in violation of any term or condition of his employment as set forth in Section 2 which is not remedied within 10 calendar days after receipt by the Company of written notice from Employee of such change or (v) the involuntary relocation of Employee to any office or location more than thirty miles from the office or location at which Employee is currently located or the material increase in Employee's travel requirements (except to the extent such increase is attributable to a relocation of the Company's headquarters); then, subject to Sections 6 and 7, this Agreement shall terminate and the Company shall be obligated to pay or provide Employee (I) his unpaid base salary under Section 3.1 accrued to December 31, 1999; (II) an amount equal to one times his base salary under Section 3.1; (III) any unpaid cash bonus for 1999 that Employee may be entitled to receive pursuant to Sections 3.2(a) and 3.2(b); (IV) continued coverage under the Company's executive level health benefit plans for the two-year period following Employee's Termination Date; (V) full vesting of Employee's benefits under all retirement plans maintained by the Company and its affiliates other than the

Supplemental Retirement Income Plan and (VI) full vesting of all outstanding options granted to Employee under the Company's incentive equity compensation plans and an extension of the period during which Employee may exercise said options until the earlier of (A) the original expiration date of said options or
(B) one year after Employee's Termination Date. The provision of benefits under
Section 5.2(b)(IV) shall be reduced to the extent comparable benefits are actually received by the Employee from another employer during the two-year benefit continuation period; any such benefits actually received by the Employee shall be reported by the Employee to the Company.

        (c) The Company may at any time without notice terminate Employee's employment with the Company for Cause. In the event Employee's employment with the Company is terminated for Cause, Employee shall receive his unpaid base salary under Section 3.1 accrued to the Termination Date and no other salary, bonus, benefits or other compensation, including, without limitation, any unpaid cash bonus for the prior fiscal year that Employee would otherwise be entitled to receive pursuant to Section 3.2.

        (d) As used herein, the term "Cause" means (i) fraud or misappropriation with respect to any business of the Company or intentional material damage to any property or business of the Company or an affiliate of the Company, (ii) wilful failure by Employee to perform his duties and responsibilities and to carry out his authority, (iii) wilful malfeasance or misfeasance or breach of fiduciary duty or representation to the Company or its owners or an affiliate of the Company, (iv) wilful failure to act in accordance with any specific lawful instructions of the CEO or a majority of the Board of Directors of the Company or (v) conviction of Employee of a felony.

        (e) Upon the termination of his employment with the Company, Employee shall resign from any position he may hold as a director of the Company or any subsidiary of the Company or as a member of any committee established by the Board of Directors of the Company or any subsidiary.

        5.3 Payment of Severance Benefits; Delivery of General Release. The amount due to Employee pursuant to Section 5.2(b) shall be paid no later than 30 days after the Termination Date in a lump sum. Notwithstanding the foregoing, the Company shall not be obligated to pay Employee any amount pursuant to
Section 5.2(b) unless Employee executes and delivers to the Company a release of the parties set forth in Section 7 hereof, such release to be dated as of the Termination Date and in the form attached as Exhibit A hereto.

        5.4 Coordination of Agreements. If Employee should become entitled to benefits under both this Agreement and Employee's Change in Control Agreement, dated March 17, 1998 (the "Change in Control Agreement"), Section 6 of the Change in Control Agreement shall apply; provided, however, (i) any amount that Employee shall become entitled to receive under Section 3.2(b) of this Agreement shall not reduce the payment due to Employee under Section 2 of, or any other benefit under, the Change in Control Agreement, and (ii) all other cash payments and benefits provided under this Agreement that are described by Section 6 of the Change in Control Agreement shall be taken into account under Section 6 of the Change in Control Agreement, including, without limitation, subject to clause (i), the payments and benefits listed in Sections 5.2(b)(I) through 5.2(b)(VI) of this Agreement.

        6.     Representations and Covenants of Employee.

        6.1 Conduct. Employee shall at all times refrain from taking any action or making any statements, written or oral, which are intended to or do disparage the goodwill or reputation of the Company or any of its subsidiaries or affiliates or any directors or officers thereof or which could adversely affect the morale of employees of the Company and its affiliates.

        6.2    Non-Competition.

        (a) Employee agrees that (i) in the event of any voluntary termination by Employee or any involuntary termination for Cause of Employee's employment by the Company, for the longer of one year after the Termination Date and the expiration of the term of employment then in effect under Section 1 and (ii) in any event, until the expiration of the term of employment then in effect under
Section 1, he shall not accept employment with, or render consulting or other advisory services to, any of the companies listed on Exhibit B hereto, or to any of their affiliates.

        (b) Notwithstanding paragraph (a) of this Section 6.2, nothing in this Agreement shall prohibit or penalize the ownership by Employee of the shares of a business that are registered under Section 12 of the Securities Exchange Act of 1934 and constitute, together with all such shares owned by any immediate family member or affiliate of, or person acting in concert with, Employee, less than 2% of the outstanding registered shares of such business.

        6.3 Company Information. Employee agrees that, so long as he is employed by the Company and following any termination of his employment (whether or not the restrictions of Section 6.2 are or continue to be applicable), Employee shall keep confidential all confidential information and trade secrets of the Company or any of its subsidiaries or affiliates and shall not disclose such information to any person without the prior approval of the Board of Directors of the Company or use such information for any purpose other than in the course of fulfilling his duties of employment with the Company pursuant to this Agreement. Upon the termination of this Agreement, or the earlier request of the Company, Employee shall return any documents, records, data, books or materials of the Company or its subsidiaries or affiliates in his possession or control and any of his workpapers containing confidential information or trade secrets of the Company or its subsidiaries or affiliates. It is understood that for purposes of this Agreement the term "confidential information" is to be construed broadly to include all material nonpublic or proprietary information. This Section 6.3 shall survive any termination of this Agreement.

        6.4 Cooperation. Employee shall promptly notify the Company of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), in which he may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which he may receive requests for information, by reason of his future, present or past association with the Company or any of its subsidiaries or affiliates. Employee shall cooperate fully with the Company and its subsidiaries and affiliates in connection with any Proceeding at no expense to the Company or any of its subsidiaries or affiliates other than the reimbursement of Employee's reasonable out-of-pocket expenses. This Section 6.4 shall survive any termination of this Agreement. Employee shall not disclose any confidential or privileged information in connection with any Proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor.

        7. Release. In consideration of the compensation continuance available in certain events pursuant to this Agreement, Employee unconditionally releases the Company and its subsidiaries and affiliates and directors, officers, employees and stockholders thereof, from any and all claims, liabilities and obligations of any nature pertaining to the terms of his employment or the termination of his employment other than those explicitly provided for by this Agreement including, without limitation, any claims arising out of alleged legal restrictions on the Company's rights to terminate its employees, such as any termination contrary to public policy or to laws prohibiting discrimination (including, without limitation, the Age Discrimination in Employment Act).

        8. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York, regardless of the laws that might be applied under applicable principles of conflicts of laws. Each of the parties hereby waives any right such party may have to a trial by jury. The parties agree that the language of this Agreement shall be construed neutrally and not strictly for or against either of the parties.

        9. Entire Agreement. This Agreement and the Change in Control Agreement constitute the entire agreement and understanding between the parties hereto with respect to the matters referred to herein and in the Change in Control Agreement and supersede all prior agreements and understandings between Employee and the Company or any affiliate of the Company with respect to the employment of Employee and any other matters referred to herein and in the Change in Control Agreement.

        10. Notice. Any written notice required to be given by one party to the other party hereunder shall be deemed effective if mailed by registered mail:

        To the Company at:

               Collins & Aikman Corporation
               701 McCullough Drive
               P.O. Box 32655
               Charlotte, North Carolina  28232
               Attn:  Chief Executive Officer

        To Employee at:

               Mr. J. Michael Stepp
               7021 Old Dairy Lane
               Charlotte, North Carolina  28211

or such other address as may be stated in notice given under this Section 10.

        11. Severability; Enforceability. The invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement or such provision in any other jurisdiction, it being the intent of the parties hereto that all rights and obligations of the parties hereto under this Agreement shall be enforceable to the fullest extent permitted by law. The parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by employee of the terms and conditions of this Agreement to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages or such other relief deemed appropriate, or to enforce the specific performance by Employee or to enjoin Employee from violating any of the terms of this Agreement. Without limiting the foregoing, the covenants of Employee set forth in Section 6.1 and 6.2 constitute an agreement independent of any other provisions of this Agreement and Employee acknowledges that his failure to comply with the provisions of Section 6.1 and
6.2 will result in irreparable and continuing damage for which there will be no adequate remedy at law and that, in the event of a failure of Employee so to comply, the Company shall be entitled, without the necessity of proving actual damages or securing or posting any bond, to injunctive relief in addition to all other remedies which may otherwise be available to the Company and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of Section 6.1 and 6.2. If any covenants contained in Section 6.1 and
6.2 shall be deemed to be invalid, illegal or unenforceable as written by reason of the extent, duration or geographical scope thereof, or otherwise, the determining body or authority making such determination shall be empowered to reduce such covenants so as to be enforceable to the greatest extent possible and, as so reduced, such covenants shall then be deemed to be rewritten and enforced as reduced.

        12. Arbitration. Subject to the provisions of Section 11, any dispute between Employee and the Company arising out of this Agreement or the performance or nonperformance hereof shall, upon the demand of a party, be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the provisions of this Section. The arbitration shall be conducted in Charlotte, North Carolina, by a panel of three neutral arbitrators selected in accordance with such Commercial Arbitration Rules. In conducting the arbitration and rendering their award, the arbitrators shall give effect to the terms of this Agreement, including the choice of applicable law, shall give effect to any other agreement of the parties relating to the conduct of the arbitration and shall give affect to applicable statutes of limitations. The costs of the arbitration, including the fees and expenses of the arbitrators and of the American Arbitration Association, shall be allocated between Employee and the Company as, and in such proportions as, the arbitrators shall determine to be just and equitable, which determination shall be set forth in the award. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

        13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns, and Section 7 shall also inure to the benefit of the other persons and entities identified therein; provided, however, that Employee shall not, without the prior written consent of the Company, transfer, assign, convey, pledge or encumber this Agreement or any interest under this Agreement. Employee understands that the assignment of this Agreement or any benefits hereof or obligations hereunder by the Company to any related entity of the

Company or to any purchaser at all or a substantial portion of the assets or stock of the Company, and the employment of Employee by any related entity of the Company or any such purchaser or by any successor of the Company in a merger or consolidation, shall not be deemed a termination of Employee's employment for purposes of Section 5.2 or otherwise. If any of the Company's obligations under this Agreement are expressly assumed any related entity of the Company or by any purchaser of all or a substantial portion of the assets or stock of the Company, the Company shall be released from such obligations.

        14. Amendment. This Agreement may be amended or canceled only by an instrument in writing duly executed and delivered by each party to this Agreement.

        15. Headings. Headings contained in this Agreement are for convenience only and shall not limit this Agreement or affect the interpretation thereof.

        16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective as provided in Section 18 hereof.

        17. Miscellaneous. In executing this Agreement, Employee has not relied upon any statement, representation or promise, whether written or oral, of the Company or any of its subsidiaries or affiliates, or of any representative or attorney for the Company or any of its subsidiaries or affiliates, except for statements expressly set forth in this Agreement. Each of the parties has read this Agreement carefully, with the assistance of legal counsel selected by such party, and knows and understands the contents hereof and thereof, including, without limitation, in the case of Employee the release set forth in Section 7 hereof.

        18. Effective Date of Agreement. Employee acknowledges that he was advised that he had a period of 21 calendar days in which to consider and execute this Agreement. Employee further acknowledges and understands that he has seven calendar days from the date on which he executes this Agreement to revoke it. Accordingly, this Agreement shall not become effective or enforceable until the revocation period has expired. To the extent that it has not otherwise done so, the Company hereby advises Employee to consult with an attorney prior to executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
                                                   EMPLOYEE:



                                                   /s/ J. Michael Stepp
                                                   ----------------------------
                                                   J. Michael Stepp


                                                   COMPANY:

                                                   COLLINS & AIKMAN CORPORATION



                                            By:    /s/ Thomas E. Hannah
                                                   ---------------------------
                                                   Thomas E. Hannah
                                                   President & Chief Executive
                                                      Officer


                                                   APPROVED:



                                                   /s/ D. Stockman
                                                   ---------------------------
                                                   D. Stockman, Director



                                                   /s/ B. Barnes
                                                   ---------------------------
                                                   B. Barnes, Director



                                                   /s/ T. Hannah
                                                   ---------------------------
                                                   T. Hannah, Director

                                    EXHIBIT A


            RELEASE (the "Release") dated as of April 20, 1999, by J. Michael Stepp ("Employee") in favor of Collins & Aikman Corporation, a Delaware corporation (the "Company").

            WHEREAS, pursuant to that certain Employment and Retention Agreement (the "Agreement") by and between the Company and Employee dated as of January 1, 1999, the Company agreed to provide Employee with certain severance and retention benefits (the "Benefits") and Employee agreed to accept the Benefits, all on the terms and conditions set forth in the Agreement; and

            WHEREAS, pursuant to Section 5.3 of the Agreement, Employee shall not be entitled to receive certain severance benefits unless Employee executes and delivers to the Company a release of the parties as set forth in Section 7 of the Agreement, such release to be dated as of the Termination Date (as such term is defined in the Agreement);

            NOW THEREFORE, for good and valuable consideration in connection with the receipt of the Benefits, Employee agrees as follows:

        1. Release. Employee unconditionally releases the Company and its subsidiaries and affiliates and directors, officers, employees and stockholders thereof, from any and all claims, liabilities and obligations of any nature pertaining to the terms of his employment or the termination of his employment other than those explicitly provided for by the Agreement including, without limitation, any claims arising out of alleged legal restrictions on the Company's rights to terminate its employees, such as any termination contrary to public policy or to laws prohibiting discrimination (including, without limitation, the Age Discrimination in Employment Act).

        2. Governing Law. The validity, interpretation and performance of this Release shall be governed by the laws of the State of New York, regardless of the laws that might be applied under applicable principles of conflicts of laws. Employee hereby waives any right such party may have to a trial by jury.

        3. Miscellaneous. In executing this Release, Employee has not relied upon any statement, representation or promise, whether written or oral, of the Company or any of its subsidiaries or affiliates, or of any representative or attorney for the Company or any of its subsidiaries or affiliates, except for statements expressly set forth in this Release. Employee has read this Release carefully and knows and understands the contents hereof.

            IN WITNESS WHEREOF, Employee has executed this Release as of the date and year first above written.



                                            /s/ J. Michael Stepp
                                            -----------------------
                                            J. MICHAEL STEPP [L.S.]

                                           EXHIBIT B


American Sunroof

Guilford

Joan Fabrics

Lear

Johnson Controls

Milliken

Rieter/Magee